As filed with the Securities and Exchange Commission on July 10, 2014

Registration No. 333-197029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auspex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	95-4862842
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3366 N. Torrey Pines Court, Suite 225

San Diego, California 92037

(858) 558-2400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Pratik Shah, Ph.D.

President and Chief Executive Officer

Auspex Pharmaceuticals, Inc.

3366 N. Torrey Pines Court, Suite 225

San Diego, California 92037

(858) 558-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frederick T. Muto, Esq. Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Peter N. Handrinos, Esq. Cheston J. Larson, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-197029)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-197029), as amended, declared effective on July 10, 2014 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.

24.1(a)	Power of Attorney.

(a)	Included on the signature page of Registration Statement on Form S-1 (File No. 333-197029), filed with the Securities and Exchange Commission on June 25, 2014, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 10th day of July, 2014.

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Pratik Shah
Pratik Shah, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pratik Shah	President, Chief Executive Officer and	July 10, 2014
Pratik Shah, Ph.D.	Member of the Board of Directors (Principal Executive Officer)

/s/ John Schmid	Chief Financial Officer	July 10, 2014
John Schmid	(Principal Financial and Accounting Officer)

*	Chief Development Officer and	July 10, 2014
Samuel Saks, M.D.	Member of the Board of Directors

*	Member of the Board of Directors	July 10, 2014
Lynn D. Bleil

*	Member of the Board of Directors	July 10, 2014
Rod Ferguson, Ph.D.

*	Member of the Board of Directors	July 10, 2014
R. Scott Greer

*	Member of the Board of Directors	July 10, 2014
Gerald Proehl

*	Member of the Board of Directors	July 10, 2014
Sepehr Sarshar, Ph.D.

*	Member of the Board of Directors	July 10, 2014
Phillip M. Schneider

*	Member of the Board of Directors	July 10, 2014
Alex Zisson

*	Pursuant to Power of Attorney

By:	/s/ Pratik Shah
Pratik Shah, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.

24.1(a)	Power of Attorney.

(a)	Included on the signature page of Registration Statement on Form S-1 (File No. 333-197029), filed with the Securities and Exchange Commission on June 25, 2014, and incorporated herein by reference.